Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 15, 2016

Contact:	Robert Carr
Carr Marketing Communications
Office –(716) 831-1500
Mobile –(716) 481-8599
rcarr@carrmarketing.com

Bank on Buffalo Celebrates Grand Opening at Downtown Office

Starting New Venture to Assist Small to Mid-Sized Businesses

BUFFALO, N.Y. – The newest bank in downtown Buffalo, Bank on Buffalo, celebrated the grand opening of its location at the Electric Tower today as the beginning of a full-service banking venture for area small and mid-sized businesses.

The Grand Opening offered a preview of Bank on Buffalo’s services. It currently has a loan production office accessible via telephone and the Internet and will have full business operations underway at the Electric Tower office on Dec. 1.

A large group of business owners and government representatives attended the Grand Opening ceremony, which featured comments by Martin T. Griffith, Bank on Buffalo president, and Joseph B. Bower, Jr., president and CEO of CNB Bank. Bank on Buffalo is a division of CNB Bank.

“We are very excited to establish Bank on Buffalo as an attractive choice for Buffalo-area businesses to easily access timely financial services that can positively affect their bottom line,” Mr. Bower said. “We are proud to bring CNB Bank’s 150 years of solid banking experience to the Western New York community.”

Bank on Buffalo is bringing a decentralized, personal approach that accelerates critical financing decisions and funding for small and mid-sized businesses with up to $100 million in revenues.

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Services to be provided include commercial lending, cash management and all other business financial needs – such as remote deposit, mobile banking, credit cards, ACH and wire services. Private banking and wealth management services will also be offered.

“It is so exciting to launch a new bank – one that is aggressive, resourceful and helpful and that matches the entrepreneurial spirit of a progressive and resurgent city,” Mr. Griffith said. “People will also find we are a throwback to what better banking should be – personal, attentive and quick to make positive financing decisions.”

As president, Mr. Griffith’s direct involvement in customer assistance will help speed up financing application decisions so companies can fund their business needs quicker.

“Our goal is to be the friendliest business bank in the area,” Mr. Griffith said. “It is the right place and the right time for us to enter the Buffalo market.”

In addition to its office at the Electric Tower, Bank on Buffalo recently filed applications with the regulatory agencies to establish full service branches in Williamsville and Orchard Park. Once approved, expectations are to hire 30-to 40 people over the next six to nine months.

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About Bank on Buffalo

As a community bank, Bank on Buffalo, a division of CNB Bank. is being developed by local people and businesses. This local decision-making will increase the level of service provided to the communities of Buffalo and bring growth to the entire region.

Experience better banking.

About CNB Bank

CNB Financial Corporation (NASDAQ: CCNE) is a financial holding company with consolidated assets of approximately $2.5 billion that conducts business primarily through CNB Bank, CNB Financial Corporation’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, 31 full-service offices in Pennsylvania and northeast Ohio, including ERIEBANK, a division of CNB Bank, and 9 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB Bank can be found at www.CNBBank.bank.

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